Exhibit 10


                     NutraMax Products, Inc.
                        51 Blackburn Drive
                       Gloucester, MA 01930


                         November 6, 1998


Cape Ann Investors, L.L.C.
c/o Chilmark Fund II, L.P.
875 North Michigan Avenue
Suite 2100
Chicago, Illinois  60611
Attention:  Mr. David M. Schulte

Dear David:

           Reference is made to that certain Warrant Certificate, dated as of October 14, 1997 (the "Warrant Certificate"), pursuant to which NutraMax Products, Inc. (the "Company") granted to Cape Ann Investors, L.L.C. ("Cape Ann") 215,425 warrants to purchase shares of the Company's common stock, par value $.001 per share. Pursuant to this letter, the Company and Cape Ann hereby acknowledge and agree that the Exercise Price (as defined in the Warrant Certificate) shall be $3.60. Please acknowledge Cape Ann's agreement with the foregoing by signing in the space provided below and returning one copy to the undersigned, whereupon a notice of such Exercise Price shall be sent to all other holders of warrant certificates of like kind.

                                Sincerely,

                                NUTRAMAX PRODUCTS, INC.


                                By:  /s/ Robert F. Burns
                                   ------------------------------
                                   Name: Robert F. Burns
                                   Title: Chief Financial Officer


Acknowledged on November 6, 1998, by:

CAPE ANN INVESTORS, L.L.C.

By: Chilmark Fund II, L.P.,
    its Managing Member

By: Chilmark II, L.L.C.,
    its Managing Member


By:  /s/ David M. Schulte
   ------------------------------
   Name: David M. Schulte
   Title: President

cc: Joseph L. Johnson III, P.C.
    William A. Groll, Esq.